Exhibit 10.9

October 14, 2020

Cassandra Hudson

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Dear Cassandra,

EngageSmart is pleased to offer you the position as Chief Financial Officer as set forth in this letter, contingent on the successful completion of a background and reference check and upon the execution of the documents referenced below. In this position, you will be reporting to our CEO. Bob Bennett, commencing on or before November 2, 2020. The position is based in our headquarters Braintree, MA.

Base Salary: You will be paid in semi-monthly installments at a rate of ($14,583 per pay cycle) based on an annual salary of $350,000 subject to deductions for taxes and other withholdings as required by law or the policies of the company. As an exempt employee you will not be eligible to receive overtime pay.

Bonus: For 2020, you will be eligible to receive a prorated portion of your annual bonus for the months of November and December, your payout will be based on company achievement. For 2021, you will be eligible to participate in an annual performance bonus program with a target bonus opportunity of (40%) of your 2021 eligible earnings based on the same bonus metrics as the other EngageSmart senior managers. The company reserves the right to make changes to the incentive program at any time.

Stock Option and Incentive Plan: You will receive a stock option grant to purchase up to 250,000 shares based on the EngageSmart LLC Amended and Restated 2019 Stock Option Plan (the “Plan”) and the standard the EngageSmart LLC LLC Stock Option Agreement (“Stock Option Agreement”). The option will vest as follows: 125,000 share options are subject to time-based vesting; with 25% vesting on the first anniversary of the grant date, and the remaining 75% vesting in equal quarterly installments over the subsequent 3 years; and 125,000 share options are subject to performance based vesting as follows: 62,500 options vest if General Atlantic receives a Multiple of Invested Capital (MOIC) of 2.25x and 62,500 options vest if General Atlantic receives a Multiple of Invested Capital (MOIC) of 2.75x on change of control (as defined in the option plan). A change in control would trigger full acceleration of the time-based portion of grant.

Health & Welfare Benefits: As an employee of EngageSmart, you are eligible for certain company benefits, commencing on your start date, as outlined in the attached Benefits Summary document. You have 30 days from your start date to make your elections through our ADP HR system for medical, dental, vision and supplemental life and AD&D insurance.

401K Plan: Eligibility for the 401K program plan commences on the first day of the month following thirty (30) days of employment with the EngageSmart. You will automatically be enrolled in our plan at a 3% contribution level. The contributions will be placed in the Target Date Fund based on your normal retirement age. You may opt out of the 401K and change your contribution level and fund line up at any time. The attached Benefits Summary provides additional details on the current discretionary company match and vesting schedule.

Paid Time Off: Our PTO program is encompassing of time off for vacation, sick and personal needs. You are also eligible for paid holidays in accordance with EngageSmart paid holiday policy. See the attached Benefits Summary document for details on holidays and PTO accrual rates. EngageSmart reserves the right to change or discontinue any of its benefits plans, providers and policies at any time.

Travel Expenses: The Company will reimburse reasonable expenses for work related travel per our policy.

Authorization to Work: The Immigration Reform and Control Act of 1986 requires that within three days of your start date you provide documentation indicating you have authorization to work in the United States. This applies to both US citizens and non-US citizens. To fulfill federal identification requirements, please bring documentation the first day of work to support your identity and eligibility to work in the United States. For example, a valid U.S. passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility. Additionally, a current driver’s license or voter’s registration card in addition to a social security card or a certified birth certificate will establish identity and eligibility to work. These documents are required during the onboarding process. The types of acceptable documentation are listed on the ninth page of the I-9 Form Immigration and Naturalization Service (www.uscis.gov/files/form/i-9.pdf) referred to as the “List of Acceptable Documents”.

At-Will Employment: This offer letter is not to be considered a contract guaranteeing employment for any specific duration. Your employment with EngageSmart is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

Agreements: Prior to commencing work, and as a condition of employment as an employee, you understand and agree that you will be required to execute the EngageSmart Terms and Conditions of Employment, which will be included in the onboarding process. This Agreement will remain in full force and effect both during your employment with EngageSmart and with aspects of the agreement surviving after your employment terminates for any reason, whether by you or EngageSmart. You will also receive and be asked to sign a copy of the company handbook during your first week of employment.

Next Step: To acknowledge that you have accepted this offer as detailed above and that no other representations have been made to you regarding the terms and conditions of your employment, please forward a signed copy of this document to me by email by October 19, 2020. All terms covered in this offer are confidential.

By signing this offer letter you are authorizing EngageSmart to run e-verify and a criminal background check whose report contents include: SSN Trace, Criminal Database Search, Nationwide Sex Offender Registry Check, Criminal Check by Jurisdiction(s), Federal Criminal Check, education, employment.

Cassandra, we are pleased to have you join our organization and continue your career with us. If you have any questions, please do not hesitate to contact me. I look forward to working with you again and hope you will find your employment a rewarding experience.

Sincerely,

/s/

Kristen Kenny

Chief People Officer

Accepted and Agreed:

Name	Date

3